                                                           [GraybaR logo]


                                                       INFORMATION STATEMENT

                                                            MAY 12, 2006

                        GRAYBAR ELECTRIC COMPANY, INC.
                           34 NORTH MERAMEC AVENUE
                           CLAYTON, MISSOURI 63105

                            --------------------

                            INFORMATION STATEMENT

                            --------------------

         This Information Statement is furnished to each holder of record of Common Stock of Graybar Electric Company, Inc. (the "Company") and each holder of a Voting Trust Certificate issued under the Voting Trust Agreement referred to below in connection with the Annual Meeting of Shareholders of the Company to be held at 9:30 A.M. on June 8, 2006 at the Commerce Bank Building, 8000 Forsyth Boulevard, Clayton, Missouri 63105.

         The record holders of Common Stock outstanding at the close of business on April 21, 2006 will be entitled to attend and to vote at the meeting. On April 21, 2006, there were 5,868,319 outstanding shares of Common Stock. Each share is entitled to one vote.

         On April 21, 2006, 5,594,753 of the issued and outstanding shares of Common Stock of the Company, constituting 95% of the total outstanding, were held of record in the names of the Voting Trustees under the Voting Trust Agreement referred to below under "Beneficial Ownership of More Than 5% of the Outstanding Common Stock". The Voting Trustees as a group possess the voting power associated with the shares held of record under the Voting Trust Agreement, and such voting power is sufficient to assure the election of the persons nominated by the Board of Directors for election as directors and approval of any other matters brought before the meeting.

         The Voting Trustees have indicated as a group that they presently intend to vote the shares of Common Stock held by them FOR the persons nominated by the Board of Directors for election as directors. In addition, the Voting Trustees are authorized to vote in their discretion with respect to such other matters as may properly come before the meeting. The Voting Trust Agreement terminates on March 31, 2007, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the holders of Voting Trust Certificates representing at least seventy-five percent (75%) of the number of shares of Common Stock deposited thereunder.

         This Information Statement will be sent to holders of Common Stock and holders of Voting Trust Certificates on or about May 12, 2006.

         ------------------------------------------------------------------
                      WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                        ARE REQUESTED NOT TO SEND US A PROXY.

         ------------------------------------------------------------------

                    BENEFICIAL OWNERSHIP OF MORE THAN 5%
                       OF THE OUTSTANDING COMMON STOCK

         The following table sets forth certain information as of April 21, 2006, with respect to the beneficial ownership of the only person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Such beneficial ownership relates solely to voting power because the Voting Trustees do not have any power to dispose of or direct the disposition of such shares under the Voting Trust Agreement.

        NAME AND ADDRESS OF BENEFICIAL OWNER                        NUMBER OF SHARES               PERCENT OF CLASS
        ------------------------------------                        ----------------               ----------------
D. E. DeSousa, L. R. Giglio, T. S. Gurganous, R. D.
Offenbacher and R. A. Reynolds, Jr. as Voting Trustees
under a Voting Trust Agreement dated as of April 1, 1997
34 North Meramec Avenue
Clayton, Missouri 63105                                                5,594,753                         95%

                     BENEFICIAL OWNERSHIP OF MANAGEMENT

         The following table sets forth information with respect to the ownership of Voting Trust Certificates representing shares of Common Stock as of April 21, 2006 by the persons nominated by the Board of Directors for election as directors, all of whom are presently directors of the Company, and by all executive officers and directors of the Company as a group. On April 21, 2006, no single director or executive officer owned beneficially more than 1% of the Voting Trust Certificates. No director or executive officer owns shares of Common Stock of record. The Voting Trustees, when acting in that capacity, as a group possess the voting power associated with approximately 95% of the outstanding shares of Common Stock but possess no power of disposition with respect to such shares as discussed under "Beneficial Ownership of More Than 5% of the Outstanding Common Stock".

NAME                                    NUMBER OF SHARES     NAME                                     NUMBER OF SHARES
----                                    ----------------     ----                                     ----------------
R. A. Cole..............................     5,232           K. M. Mazzarella.......................     3,292
D. B. D'Alessandro......................     3,508           R. D. Offenbacher......................     8,402
D. E. DeSousa...........................     3,033           R. A. Reynolds, Jr.....................    12,675
T. F. Dowd..............................     4,212           K. B. Sparks...........................     8,107
L. R. Giglio............................     5,924
T. S. Gurganous.........................     6,890
G. D. Hodges............................     9,055           Executive officers and directors
F. H. Hughes............................         0           as a group (14 persons)................    77,423 (1.5%)


                                   - 2 -

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                                  DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

         Twelve directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. The persons nominated by the Board of Directors for election as directors are named in the table below and all are presently employees and directors of the Company or one of its subsidiaries. Accordingly, for purposes of serving on the Board or any committee, none of the directors are deemed to be independent within the meaning of the listing standards of the New York Stock Exchange, which the Board has elected to use for purposes of determining independence. Certain additional information concerning them is set forth in the table.


                                                                                                           YEAR IN
                                                                                                            WHICH
                                                                                                           BECAME A
NAME                        AGE                    BUSINESS EXPERIENCE LAST FIVE YEARS                     DIRECTOR
----                        ---                    -----------------------------------                     --------

R. A. Cole                  56     Employed by Company in 1972; District Vice President, March 1995          1998
                                   to November 2001; Group Vice President, November 2001 to July
                                   2003; District Vice President, July 2003 to present.

D. B. D'Alessandro          45     Employed by Company in 1983; Director of Strategic Planning and           2004
                                   Development, December 1998 to June 2001; Vice President, IT
                                   Strategy Project, June 2001 to February 2003; Vice President and
                                   Chief Information Officer, February 2003 to May 2005; Senior Vice
                                   President and Chief Financial Officer, May 2005 to present.

D. E. DeSousa               47     Employed by Company in 1981; Senior Vice President, Comm/Data             2000
                                   Business, July 2000 to November 2001; Senior Vice President,
                                   Sales and Marketing, November 2001 to January 2003; Senior Vice
                                   President, Comm/Data Business, January 2003 to June 2003; Senior
                                   Vice President, Sales and Distribution, June 2003 to present.

T. F. Dowd                  62     Employed by Company in 1997; Vice President, Secretary and General        1997
                                   Counsel, September 1997 to December 2005; Senior Vice President,
                                   Secretary and General Counsel, December 2005 to present.

L. R. Giglio                51     Employed by Company in 1978; District Vice President, March 1995          2002
                                   to April 2001; Vice President, Investment and Inventory
                                   Management, April 2001 to April 2002; Senior Vice President,
                                   Operations, April 2002 to present.

T. S. Gurganous             56     Employed by Company in 1973; District Vice President, March 1995          1995
                                   to November 2001; Group Vice President, November 2001 to July
                                   2003; District Vice President, July 2003 to present.

                                   - 3 -


                                                                                                           YEAR IN
                                                                                                            WHICH
                                                                                                           BECAME A
NAME                        AGE                    BUSINESS EXPERIENCE LAST FIVE YEARS                     DIRECTOR
----                        ---                    -----------------------------------                     --------

G. D. Hodges (1)            63     Employed by Company in 1963; District Vice President, March 1995          2000
                                   to November 2001; Group Vice President, November 2001 to July 2003;
                                   District Vice President, July 2003 to present.

F. H. Hughes                59     Employed by Harris & Roome Supply Limited in 1972; President and          2004
                                   Chief Executive Officer, Graybar Electric Canada Limited, and its
                                   wholly owned subsidiary, Graybar Canada Limited, January 2001 to present.

K. M. Mazzarella            46     Employed by Company in 1980; Vice President, Corporate Accounts,          2004
                                   June 1999 to June 2001; Vice President, Strategic Planning, June
                                   2001 to January 2004; Vice President, Human Resources and Strategic
                                   Planning, January 2004 to December 2005; Senior Vice President,
                                   Human Resources and Strategic Planning, December 2005 to present.

R. D. Offenbacher           55     Employed by Company in 1968; District Vice President, Comm/Data,          1994
                                   January 2001 to November 2001; Group Vice President, November 2001
                                   to June 2003; Senior Vice President, Comm/Data Business, June 2003
                                   to February 2004; Senior Vice President, Sales and Marketing,
                                   February 2004 to present.

R. A. Reynolds, Jr.         57     Employed by Company in 1972; President and Chief Executive Officer,       1993
                                   July 2000 to present; Chairman of the Board, April 2001 to present.

K. B. Sparks                60     Employed by Company in 1968; District Vice President, March 1995          2001
                                   to November 2001; Group Vice President, November 2001 to July
                                   2003; District Vice President, July 2003 to present.

(1) Mr. Hodges has announced his intention to retire effective as of July 1, 2006. The Company has no current intention to fill the resulting vacancy on the Board of Directors.

TRANSACTIONS WITH DIRECTOR

         F. H. Hughes, a director of the Company, is a director, officer and more than 10% shareholder of a company that leases ten warehouse and office facilities to the Company's Canadian subsidiary. The annual rent for these facilities aggregated $1,290,000 (Canadian) in 2005. Under the terms of the leases, the subsidiary is responsible for all taxes, insurance and maintenance expenses related to the use of the facilities. T. F. Dowd and K.
M. Mazzarella, acting in their capacity as directors of the Canadian subsidiary, have reviewed these transactions and concluded that the lease terms are comparable to those that could have been obtained in arms-length transactions with unaffiliated third parties based on a study done of market rents of similar properties in each area and, as to the other terms, a comparison to leases entered into by the Company generally.

COMMITTEES

         The Board of Directors has designated an Executive Committee consisting of Ms. Mazzarella and Messrs. D'Alessandro, DeSousa, Dowd, Giglio, Offenbacher and Reynolds. Except as otherwise provided by law and the Company's Certificate of Incorporation, the Executive Committee has all the authority of the Board.

         The Company has an Audit Committee, which met seven times in 2005. Ms. Mazzarella and Messrs. Cole, Dowd, Gurganous, Hodges and Sparks are the current members of the Audit Committee. The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which is attached as Exhibit A to this Information Statement. The Audit Committee and the Board of Directors review and assess the adequacy of the charter at least annually. None of the members of the Audit Committee is an audit committee financial expert as that term is defined in the rules promulgated by the Securities and Exchange Commission.

         The Board of Directors has designated a Compensation Committee, which met seven times in 2005. Ms. Mazzarella and Messrs. D'Alessandro, DeSousa, Giglio and Offenbacher currently serve on the Compensation Committee that, in consultation with independent compensation specialists, reviews the Company's compensation policy and makes recommendations to the President and the Board of Directors with respect to program changes.

         The Company has no nominating committee. The Board of Directors has determined that it is appropriate for the entire Board to participate in the consideration of director nominees, all of whom historically have been employees of the Company, or one of its subsidiaries, with a broad range of management experience within the Company. When identifying an employee to fill a vacancy or new position on the Board, the directors consider the recommendation of the Chief Executive Officer, the background and reputation of the candidate in terms of character, personal and professional integrity, his or her business experience, including the positions held as an employee of the Company, or one of its subsidiaries, and how the person would complement the other directors in terms of expertise and experience. The Board of Directors does not have a policy with regard to consideration of potential candidates recommended for consideration by holders of Common Stock and Voting Trust Certificates. The Board of Directors believes that the procedure used traditionally, which has been for the Board to select employees who have been promoted throughout their careers until they reach a relatively senior management position either in the field or at corporate headquarters, has served the Company and its employee-shareholders well.

BOARD AND COMMITTEE ATTENDANCE

         The Board of Directors met six times in 2005. All incumbent directors attended more than 75% of the total number of meetings of the Board and all committees of which they were members. A meeting of the Board of Directors is typically scheduled in conjunction with the annual meeting of shareholders, and it is expected that all directors will attend the annual meeting absent a schedule conflict or other valid reason. All of the persons who were then directors attended the 2005 Annual Meeting.

DIRECTOR COMPENSATION

         Directors are paid a meeting fee of $300.00 for each regular Board meeting attended.

REPORT OF THE AUDIT COMMITTEE

         The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of the significant judgments made and the clarity of the disclosures contained in the financial statements.

         The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees). In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the auditors' independence.

         The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Board approved such inclusion.

         T. S. Gurganous, Chair
         R. A. Cole
         T. F. Dowd
         G. D. Hodges
         K. M. Mazzarella
         K. B. Sparks

                           EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         At December 31, 2005, the members of the Compensation Committee were Ms. Mazzarella and Messrs. D'Alessandro, DeSousa, Giglio and
Offenbacher, all of whom were officers, directors and employees of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's Compensation Committee advises the Board of Directors on matters related to compensation policy, incentive plans and other Human Resources issues.

         To carry out this responsibility, the Compensation Committee regularly reviews salary and incentive plans, analyzes potential plan changes, and makes recommendations to the Board on compensation issues. The Compensation Committee is supported by the Human Resources staff and uses the services of Towers Perrin, a nationally recognized firm of compensation and benefit experts, to advise on matters of employee and executive compensation.

         Compensation Philosophy and Strategy

                  The Company's compensation philosophy is to offer base pay, incentives and benefits to attract, retain and motivate employees to help the Company achieve its financial and strategic objectives. The Company emphasizes rewarding employees for achieving Company, district and branch goals. Overall, the same principles that direct the compensation of all employees also apply to the compensation of the Company's executives.

                  The Compensation Committee uses the following guidelines to evaluate and determine compensation:

                  o All employees, including executives, should have market-competitive total compensation. (Total compensation refers to base salary combined with incentive payments and benefit plans.) In the case of executives, the process of determining market competitiveness includes a thorough and ongoing review of executive compensation as compared to similar companies.

                  o A significant and meaningful portion of executive compensation should be at risk, tied to business performance and each individual's contribution to that performance.

         Executive Compensation Elements

                  Using the guidelines above as a foundation, the Compensation Committee has established a total compensation program for executives that consists of three main elements: salary, bonus (commonly known as the Management Incentive Plan or MIP), and other compensation in the form of Profit Sharing.

                  Combined Salary and Bonus: A Towers Perrin study in September 2005 reviewed the Company's 2004 executive base salaries combined with the actual annual incentive payouts and concluded that the Company's total cash compensation of the Company executives named in the Summary Compensation Table was significantly below median market benchmarks.

                  Salary: Executive salaries, including that of the Chief Executive Officer, are determined based on a number of factors, including the value given these positions in the relevant labor markets, the relative difficulty of the position within the Company, the position's effect on profitability, and the executive's achievement of performance and development objectives. The Compensation Committee reviews employee salaries, including executive salaries, on a yearly basis with the help of its outside compensation consultants and makes recommendations to the Board of Directors regarding changes. In the 2005 study, Towers Perrin determined that the Company's salaries of the executives named in the Summary Compensation Table are significantly below competitive market practices and, in the case of the Chief Executive Officer and certain others, below the 25th percentile of the competitive market.

                  Bonus (Management Incentive Plan): In 2005, approximately 1,600 persons participated in the Company's Management Incentive Plan, including all officers. This Plan has been an integral part of the Company's compensation program for many years. It is structured in such a way that management employees at higher levels of the organization have a greater percentage of their total compensation at risk than managers at the lower end of the salary scale. The bonus for each year is based on the Company's performance against sales, gross margin and net income targets established by the Board of Directors at the end of the prior year.

                  In accordance with this Plan, each participant has a guideline incentive, ranging from 20% to 80% of base salary. Participants may earn a maximum bonus of 150% of the applicable guideline. This guideline is used to compute the amount to be paid based on performance against Plan goals by multiplying the guideline by an amount determined by the degree of attainment of the respective goals. Branch MIP is based on the branch's performance, district MIP on the performance of the district and corporate MIP on the average MIP of the districts. The results produced by the formula may be varied in the case of employees of a district or branch at the discretion of the President or District Vice President if it is determined that special considerations warrant it. MIP payments made to participants for 2005 were lower than in the preceding year because the Company's performance against 2005 sales, gross margin and net income targets, which were based on the 2005 district budgets, was not as strong as actual performance against budgeted targets in the prior year.

                  In their 2005 study of the Company's executive compensation, Towers Perrin found that the Company's target annual incentives as a percent of salary are, for the most part, equal to typical market incentive opportunities, except for the Chief Executive Officer whose opportunity is less.

                  Other Compensation: The Company's executives, and all other eligible employees, exempt and non-exempt, are included in the Company's Profit Sharing and Savings Plan. Contributions by the Company under the Profit Sharing and Savings Plan are made at the discretion of the Board of Directors for eligible employees and, subject to certain exceptions, are made in proportion to annual compensation. Company contributions vary based on the performance of the Company, and when profit sharing is paid, executives receive the same contribution percentage as all other eligible employees. Except as otherwise provided in the Profit Sharing and Savings Plan and the related Trust Agreement, the monies held in trust thereunder are paid to employees upon termination of employment for any reason including their retirement or, in the event of their death prior to the complete distribution of their interests, are paid to their estates or designated beneficiaries. In addition, in the years when a profit sharing contribution is made, payments are made in cash or credited to the deferred compensation accounts of certain executives as a result of the limitations on contributions to the Profit Sharing and Savings Plan contained in Sections 401 and 415 of the Internal Revenue Code. Based on the Company's performance, the Board of Directors declared a profit sharing contribution for 2005, which was made on April 3, 2006. No profit sharing contribution was made for 2003 or 2004.

         K. M. Mazzarella, Chair
         D. B. D'Alessandro
         D. E. DeSousa
         L. R. Giglio
         R. D. Offenbacher

         The following table summarizes the total compensation of the Chairman of the Board, President and Chief Executive Officer and the four other most highly compensated executive officers of the Company for fiscal year 2005, as well as the total compensation paid to each such individual for the Company's two previous fiscal years.

                                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION
  NAME AND PRINCIPAL                                    -------------------------------              ALL OTHER
       POSITION                        YEAR             SALARY(1)           BONUS(1)(2)           COMPENSATION(3)
--------------------                   ----             -------------------------------           ---------------

R. A. Reynolds, Jr.                    2005              $509,308            $387,676                 $50,670
Chairman of the Board,                 2004               485,054             411,965                  - 0 -
President and                          2003               458,910             278,852                  - 0 -
Chief Executive Officer

D. E. DeSousa                          2005              $236,416            $146,258                 $21,551
Senior Vice President,                 2004               225,202             155,422                  - 0 -
Sales and Distribution                 2003               215,668             106,372                  - 0 -

T. F. Dowd                             2005              $216,938            $134,122                 $19,881
Senior Vice President,                 2004               209,516             144,535                  - 0 -
Secretary and                          2003               200,775              98,930                  - 0 -
General Counsel

R. D. Offenbacher                      2005              $214,162            $132,515                 $19,429
Senior Vice President,                 2004               201,278             139,089                  - 0 -
Sales and Marketing                    2003               173,633              89,592                  - 0 -

L. R. Giglio                           2005              $211,977            $131,115                 $19,322
Senior Vice President,                 2004               201,920             139,330                  - 0 -
Operations                             2003               190,974              94,161                  - 0 -

(1) Includes amounts accrued and deferred pursuant to deferred compensation agreements with certain employees who were not eligible to participate in the employee contribution portion of the Profit Sharing and Savings Plan. These agreements provide for deferral of from 2% to 15% of salary in 2003, 2004 and 2005 and 2% to 25% of bonus payments in 2003, 2004 and 2005. Payment of sums deferred will generally be made in five or ten annual installments commencing on retirement or in a lump sum on termination of service other than by retirement. Interest is compounded and credited at the end of each calendar quarter based on the average crediting rate for the prior calendar quarter under the Stable Value (Fixed Income) Fund of the Profit Sharing and Savings Plan.

(2) Bonus payments under the Company's Management Incentive Plan are made on or before March 15 of each year with respect to services rendered during the prior year.

(3) Profit sharing contributions accrued for the year indicated. The profit sharing contribution for 2005 was made on April 3, 2006, and the amount includes payments made in cash or credited to the deferred compensation accounts of the respective individuals as a result of limitations on contributions to the Profit Sharing and Savings Plan contained in Sections 401 and 415 of the Internal Revenue Code. There was no profit sharing contribution for 2003 or 2004. See "Compensation Committee Report on Executive Compensation - Other Compensation".

PENSION PLAN

         The Company has a qualified defined benefit pension plan covering all eligible employees. Employees become fully vested after five years of service. Generally, employees may retire and begin receiving pensions at the age of 65, or earlier under the following conditions: at age 55 with 20 years or more of Company service, at age 50 with 25 years of Company service or any age with 30 years of Company service under the plan.

         The following table sets forth annual benefits which would become payable under the Company's pension plan or supplemental benefits plan based on certain assumptions as to covered compensation and years of Company service without giving effect to any applicable Social Security offset.

                                                 PENSION PLAN TABLE

                                                           YEARS OF SERVICE
  COVERED             -------------------------------------------------------------------------------------------
COMPENSATION                20              25               30              35              40             45
------------             --------        --------         --------        --------        --------       --------

$  300,000               $ 60,000        $ 75,000         $ 90,000        $105,000        $120,000       $135,000
$  400,000               $ 80,000        $100,000         $120,000        $140,000        $160,000       $180,000
$  600,000               $120,000        $150,000         $180,000        $210,000        $240,000       $270,000
$  800,000               $160,000        $200,000         $240,000        $280,000        $320,000       $360,000
$1,000,000               $200,000        $250,000         $300,000        $350,000        $400,000       $450,000
$1,200,000               $240,000        $300,000         $360,000        $420,000        $480,000       $540,000

         An employee's annual pension income is based on the employee's average covered compensation during the sixty consecutive months preceding retirement in which earnings were highest, multiplied by one percent for each year of Company service and offset by an amount which cannot exceed limitations imposed by the Internal Revenue Code. As of December 31, 2005, the years of credited service for the executive officers named in the Summary Compensation Table were as follows: R. A. Reynolds, Jr. (33), D. E. DeSousa (24), T. F. Dowd (8), R. D. Offenbacher (38) and L. R. Giglio (27). The amounts of salary and bonus in the Summary Compensation Table are substantially equivalent to covered compensation under the plan. To the extent that annual benefits exceed limitations imposed by the Internal Revenue Code of 1986, as amended, such benefits will be paid out of the general revenues of the Company by means of a supplemental benefits plan.

COMPANY PERFORMANCE

         The following graph shows a five-year comparison of cumulative total returns for the Company, the Standard & Poor's 500 Composite Stock Index and a Comparable Company Index of the companies selected by the Company as being representative of the Company's line of business and used for comparison purposes in prior years. The companies included in the Comparable Company Index are Anixter International Inc., Applied Industrial Technologies, Inc., Building Materials Holding Corporation, W. W. Grainger, Inc., Hughes Supply, Inc., Noland Company, Owens & Minor, Inc., Park-Ohio Holdings Corp., Watsco, Inc. and WESCO International, Inc. The market value of the Company stock, in the absence of a public market, assumes continuation of the Company's practice of repurchasing offered securities at $20.00 per share.


                    [Total Shareholders' Returns graph]


  -----------------------------------------------------------------------------------------------------------
                                           2000        2001        2002       2003        2004       2005
  -----------------------------------------------------------------------------------------------------------
  Graybar Electric Company, Inc.         $100.00     $110.58     $121.99    $134.58     $148.46    $163.78
  -----------------------------------------------------------------------------------------------------------
  S&P 500 Index                          $100.00     $ 88.12     $ 68.66    $ 88.34     $ 97.94    $102.74
  -----------------------------------------------------------------------------------------------------------
  Comparable Company Index               $100.00     $127.49     $130.81    $146.99     $225.86    $270.20
  -----------------------------------------------------------------------------------------------------------

         Assumes $100.00 invested on December 31, 2000 and reinvestment of dividends (including the $1.10 cash dividend paid by the Company on January 2, 2001).

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       RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         Ernst & Young LLP audited the financial statements of the Company and its subsidiaries in 2005 and will be considered for reappointment by the Board of Directors in June 2006. Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as accountants. No representative of Ernst & Young LLP is expected to attend the Annual Meeting of Shareholders.

         The fees billed to the Company by Ernst & Young LLP with respect to the years 2005 and 2004 were as follows:

                                                   2005             2004
                                                   ----             ----
                Audit Fees                       $569,594         $617,398
                Audit-Related Fees               $ 32,490         $ 60,658
                Tax Fees                         $706,894         $311,562
                All Other Fees                      --               --

         Audit Fees include amounts billed for the audit of the Company's annual consolidated financial statements, the timely review of the financial statements included in the Forms 10-Q filed by the Company during each year, general consultations on accounting and disclosure matters, and international statutory audits. Audit-Related Fees include audits of the Company's employee benefit plans, advisory services related to the management report on internal controls, and other audit-related services. Tax Fees include services rendered for tax compliance, tax advice, and tax planning. It is expected that Ernst & Young LLP will provide similar non-audit services during the year 2006. In connection with its review and evaluation of non-audit services, the Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

         The Audit Committee has established procedures for the pre-approval of all audit and non-audit services to be performed by the independent auditor retained to audit the Company's financial statements. Under these procedures, types of services and an estimated range of fees are established and pre-approved annually. Invoices for pre-approved services that are within the pre-approved range may be paid by the Senior Vice President and Chief Financial Officer and the Vice President and Controller. If the fees for any type of service are expected to exceed the pre-approved limit, a request must be submitted to the Audit Committee Chair. Services other than those included in the annual pre-approval must be considered and authorized in advance by the Audit Committee on an engagement-by-engagement basis.

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                                MISCELLANEOUS

         Effective December 1, 2005, the Company renewed the insurance covering directors and officers, along with the fiduciary liability which covers certain other employees against liabilities imposed on them as a result of their employment with the Company. This coverage is provided by Federal Insurance Company (a member of the Chubb Group) and St. Paul Insurance Company for a total premium of $234,606 through November 30, 2006.

         Holders of Common Stock and Voting Trust Certificates may communicate directly with the Board of Directors by mail at Graybar Board of Directors, 34 North Meramec Avenue, Clayton, Missouri 63105. All such communications will be received directly by the Chairman of the Board and the Senior Vice President, Secretary and General Counsel and reviewed with the other directors as they deem appropriate.

         The management of the Company knows of no other matters to be brought before the meeting.

                     By Order of the Board of Directors

                               THOMAS F. DOWD
                                  Secretary

May 12, 2006

         A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR 2005 WILL BE MADE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES. A COPY IS ALSO ACCESSIBLE AT WWW.GRAYBAR.COM WITHIN THE "ABOUT US" PAGE UNDER "SEC FILINGS".

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                                                                   EXHIBIT A

                           AUDIT COMMITTEE CHARTER

ORGANIZATION

         This charter governs the operations of the Audit Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The Committee shall be appointed by the Board of Directors and comprised of at least four directors.

STATEMENT OF POLICY

         The Audit Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company.

RESPONSIBILITIES AND PROCESSES

         The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

         The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement or modify them as appropriate.

         The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company's shareholders. The Committee shall have complete authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and shall consider the compatibility of non-audit services with the auditors' independence. Annually, the Committee shall review and recommend to the Board the selection of the Company's independent auditors, subject to shareholders' approval. The Committee shall pre-approve all audit and non-audit services performed by the independent auditors and the related fees.


                                     A-1

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         The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the internal auditors and the independent auditors to discuss the results of their examinations.

         The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

         The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

                                     A-2

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                                   APPENDIX


     Page 11 of the information statement contains a Total Shareholders' Returns Graph. The information contained within the graph is presented in a tabular format immediately following the graph.